Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Enzo Biochem, Inc. on Form S-8 to be filed on or about January 15, 2021 of our report dated October 19, 2020, on our audits of the consolidated financial statements and financial statement schedules as of July 31, 2020 and 2019 and for each of the years in the three-year period ended July 31, 2020, which report was included in the Annual Report on Form 10-K filed October 19, 2020.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

January 15, 2021